UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

HOLDCO OPPORTUNITIES FUND III, L.P. HOLDCO ASSET MANAGEMENT, LP VM GP VII LLC VM GP II LLC VIKARAN GHEI MICHAEL ZAITZEFF JEITA L. DENG MERRIE S. FRANKEL LAURIE M. SHAHON
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HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, the “HoldCo”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”).

On January 27, 2021, TheDeal published the following article:

HoldCo Asset Management, a 4.9% stakeholder in the wealth manager, nominates five candidates for election to the company's eight-person board as it seeks more information on a proposed $900 million deal with SVB Financial.

A minority shareholder of Boston Private Financial Holdings Inc. (BPFH) has nominated five candidates for election to the company’s eight-person board as it looks to potentially block a deal with the wealth manager and SVB Financial Group Inc. (SVB).

“It is critical... that any such [sale] process be carried out with integrity and appropriate oversight,” said Vik Ghei and Michael Zaitzeff, of 4.9% Boston Private shareholder, HoldCo Asset Management LP in a letter to the company on Wednesday, Jan. 27. “Based on what we know at this stage, we do not believe that this was true of the process that led to Boston Private’s agreement to be acquired by SVB Financial Group…”

Ghei and Zaitzeff are among five candidates HoldCo has nominated to the board of Boston Private, which typically holds its annual meeting in April, according to FactSet Research Systems Inc.

The $900 million deal with SVB, which was announced Jan. 4, is slated to close in mid-2021, though both parties have not provided any updates on timing since the deal's announcement.

The Wednesday nominations come after HoldCo on Jan. 5 initially asked for more transparency on the cash and stock deal. The fund also said Jan. 5 it had been contacted by Scott Kavanaugh, the CEO of Irvine, Calif-based First Foundation Inc. (FFWM), just after the its initial filing about his failed efforts to engage in merger talks with Boston Private and CEO Anthony DeChellis.

"I am reaching out because I had been persistently calling DeChellis to pursue a dialogue about a merger," wrote Kavanaugh in an email made public by HoldCo. "His last conversation with me towards the end of November was that the board had instructed him to focus on getting the stock price higher and that they were not interested in pursuing a sale."

"The unsolicited receipt of this email adds fuel to our concerns that BPFH did not run a comprehensive, competitive process," HoldCo said.

HoldCo, which is working with Olshan Frome Wolosky LLP on the campaign, has also said it is not satisfied with SVB's proposed purchase price.

Based on SVB's closing stock price of $387.83 on Dec. 31 and the consideration of 0.0228 shares of SVB common stock and $2.10 of cash, the deal values the target at about $10.94 per share, a premium of more than 29%.

Shares of Boston Private have traded up more than 50% since the deal with SVB and opened Wednesday at $13.08 per share. Shares close at $8.39 apiece on Jan. 4 just prior to the after-hours announcement of the deal. Shares of SVB are up about 33% since the deal's announcement.

“Despite what might appear to be a meaningful premium, [Boston Private] has been trading at a discount to tangible book value and an even more significant discount to potential acquirers, including SVB,” HoldCo said on Jan. 5. It said the company could obtain a 60% premium, or 1.4 times tangible book value in a competitive process, or about $13.50 per share.

The asset manager said other financial institutions including First Foundation, as well as Bridgeport, Conn.-based People's United Financial Inc. (PBCT), Boston’s Eastern Bankshares Inc. (EBC) and Independent Bank Corp. (INDB), of Rockland, Mass., could be potential merger partners for Boston Private. SVB was not among the fund's Top 10 potential merger partners.

The fund, which from 2016 to 2017 successfully launched a short campaign at First NBC Bank Holding Co. that led to its eventual fall into receivership, also said the deal appears to be favorable toward Boston Private’s management team, including CEO DeChellis, who will take over as co-head of the combined private banking and wealth management business.

To be sure, HoldCo had planned to send its letter to the board of Boston Private prior to the announcement from SVB about the acquisition. The fund had suggested numerous operational changes that could take place if the company was to prepare itself for a sale, including shifting less resources to expanding top line wealth management growth and more time on margin expansion as well as enacting share buybacks, among other things. The priority now appears to be on the sale.

New York-based HoldCo was founded in 2011 by Ghei and Zaitzeff. The company has raised three funds over its tenure totaling more than $1.8 billion. According to a presentation shared with HoldCo investors that was seen by The Deal, Fund I has a 26.5% gross internal rate of return, Fund II has a 18.1% gross IRR, and Fund III has a 91.3% gross IRR.

Amid strong returns, the fund has also pitched continued activism in the banking sector, which it says is ripe for shareholder engagement and consolidation given shifting regulations, increased focus on digital transformation and compelling economies of scale.

"While operational improvements can be value-additive, the lowest hanging fruit and most structurally impactful in today’s environment pertain to costs, M&A and capital allocation," HoldCo said in a Dec. 15 presentation to investors obtained by The Deal. "The math is so powerful that even self-interested management teams and boards have difficulty defending the status quo."

Fund III, for instance, has holdings in about 35 financial institutions, including Boston Private.

Source: TheDeal. TheDeal is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

HoldCo Opportunities Fund III, L.P. (“HoldCo Fund”), together with the participants named herein (collectively, the “HoldCo”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”).

HOLDCO STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The Participants in the proxy solicitation are anticipated to be HoldCo Fund, VM GP VII LLC (“VM GP VII”), HoldCo Asset Management, LP (“HoldCo Asset Management”), VM GP II LLC (“VM GP II”), Vikaran Ghei, Michael Zaitzeff, Jeita L. Deng, Merrie S. Frankel and Laurie M. Shahon.

As of the date hereof, HoldCo Fund directly owned 4,049,816 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As the general partner of HoldCo Fund, VM GP VII may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the investment manager of HoldCo Fund, HoldCo Asset Management may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As the general partner of HoldCo Asset Management, VM GP II may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As Members of each of VM GP VII and VM GP II, each of Messrs. Ghei and Zaitzeff may be deemed to beneficially own the 4,049,816 shares of Common Stock owned directly by HoldCo Fund. As of the date hereof, none of Mses. Deng, Frankel or Shahon beneficially own any securities of the Company.